Date: 22 December 2004
Release Number: 2004 – 42

Intelsat Ltd. Receives Federal Communications Commission Approval for Zeus Transaction

Pembroke, Bermuda, 22 December 2004 — Intelsat today announced that it has received the necessary regulatory approval from the U.S. Federal Communications Commission to proceed with the proposed purchase of Intelsat, Ltd. by Zeus Holdings Ltd.

Shareholder approval of the proposed acquisition was received earlier this year.

About Intelsat

Building on 40 Years of Leadership. As a global communications leader with 40 years of experience, Intelsat helps service providers, broadcasters, corporations and governments deliver information and entertainment anywhere in the world, instantly, securely and reliably. Intelsat’s global reach and expanding solutions portfolio enable customers to enhance their communications networks, venture into new markets and grow their businesses with confidence. For more information, visit www.intelsat.com.

Contacts

Allison Scuriatti
allison.scuriatti@intelsat.com
+1 202 944 7841

Dianne VanBeber
dianne.vanbeber@intelsat.com
+1 202 944 7406

Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Known factors include, but are not limited to, the continued investigation into the cause of the IA-7 satellite anomaly and the impact of the IA-7 satellite anomaly and the launch delay of the IA-8 satellite on the pending acquisition of Intelsat by Zeus Holdings Limited. Detailed information about some of the other known risks is included in Intelsat’s annual report on Form 20-F for the year ended December 31, 2003 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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